Exhibit 10.1

THIRD AMENDMENT TO PLANT HAL WANSLEY OPERATING AGREEMENT

THIS THIRD AMENDMENT to Plant Hal Wansley Operating Agreement, dated as of the 15th day of April, 2018 (the “Effective Date”), by and among Georgia Power Company (“GPC”), Oglethorpe Power Corporation (An Electric Membership Corporation) f/k/a Oglethorpe Power Corporation (An Electric Membership Generation and Transmission Corporation) f/k/a Oglethorpe Electric Membership Corporation (“OPC”), and City of Dalton, an incorporated municipality in the States of Georgia acting by and through its Board of Water, Light and Sinking Fund Commissioners (“Dalton”), each individually, a “Participant,” and together, the “Participants.”

WITNESSETH

WHEREAS, the Participants have previously entered into that certain Plant Hal Wansley Operating Agreement by and between GPC and each of the Participants dated as of March 26, 1976 (GPC and OPC) and as of April 19, 1977 (GPC and Dalton), as amended by that certain Amendment to Plant Hal Wansley Operating Agreement by and among all of the Participants and the Municipal Electric Authority of Georgia (A Public Corporation and Instrumentality of The State of Georgia) (“MEAG”)  dated as of January 15, 1995, and as further amended by that certain Second Amendment to Plant Hal Wansley Operating Agreement by and among all of the Participants and MEAG dated as of October 31, 2016 (as amended, collectively, the “Operating Agreements” and individually the “OPC Operating Agreement” and the “Dalton Operating Agreement”) providing, among other things, for the management, control, maintenance, and operation of Plant Hal Wansley;

WHEREAS, the Participants mutually desire to amend certain provisions of each of their respective Operating Agreements as more particularly set forth in this Third Amendment;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Participants agree to amend each of their respective Operating Agreements as follows:

1.              Definitions.  All capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Operating Agreements.

2.              Prudent Utility Practice.  Section 1(b), AUTHORITY FOR OPERATION AND MANAGEMENT, of each of the Operating Agreements is hereby amended by inserting “and agrees that it shall discharge its responsibilities as agent in accordance with Prudent Utility Practice” after the words “GPC accepts such appointment” and moving the period to the end of the sentence in the last line of the second paragraph of the section.

3.              Operation.  Section 1(d), OPERATION, of each of the Operating Agreements is hereby amended by deleting the words “good utility practices” in the last paragraph of the section and inserting the words “Prudent Utility Practice” in lieu thereof.

4.              Budgets, Schedules, Plans, and Notices to be Provided.  Section 1(h)(i), BUDGETS, SCHEDULES AND PLANS TO BE PROVIDED BY GPC TO THE PARTICIPANTS, of each of the Operating Agreements is hereby amended by expanding the title to include “NOTICES” so that the amended title is BUDGETS, SCHEDULES, PLANS AND NOTICES TO BE PROVIDED BY GPC TO THE PARTICIPANTS.

5.              Capital Budget — Final Budget.  Section 1(h)(i), BUDGETS, SCHEDULES, PLANS AND NOTICES TO BE PROVIDED BY GPC TO THE PARTICIPANTS, and, APPENDIX A — CAPITAL BUDGET, of each of the Operating Agreements is hereby amended by inserting the following at the end of the first paragraph of the section after the words “the remaining four years by annual total.”:

By thirty (30) days after GPC approves each draft budget estimate of capital costs as a final budget estimate, GPC shall provide a copy of the final budget to each Participant.

6.              Capital Budget — Budget Update.  Section 1(h)(i), BUDGETS, SCHEDULES, PLANS AND NOTICES TO BE PROVIDED BY GPC TO THE PARTICIPANTS, of each of the Operating Agreements is hereby amended by:

a.              deleting all occurrences of the phrase “five-year budget” and replacing such occurrences with the phrase “ten-year budget”;

b.              deleting the word “four” in the phrase “the remaining four years by annual total” in the last sentence of the first paragraph;

c.               deleting the first sentence of the second paragraph beginning with “GPC may from time to time” and ending with “such proposed changes to all Participants” in its entirety and inserting the following in lieu thereof:

GPC shall propose and provide to each Participant updates and changes in the capital budget estimates and revised capital budget estimates as necessary to reflect any additions, deletions, substitutions, modifications, or changes in construction, purchasing or payment schedules, plans, specifications or costs related to completions, renewals, additions, replacements, modifications and disposal in connection with the Units no less frequently than one (1) time per calendar quarter at the Operating Committee Meeting.  GPC shall also provide to each Participant a monthly report on the total amount of variance between capital budget estimates and actual expenditures.

d.              inserting the following at the end of the third paragraph of the section after the words “expected amounts that the Participant will be billed”:

Each capital budget estimate and revised capital budget estimate shall include project evaluation documentation prepared by GPC for any individual project with a total cost greater than $25,000,000.00 and any budget items intended to provide for multiple miscellaneous projects with an aggregate total cost greater than $25,000,000.00.  The project evaluation documentation provided by GPC shall include a description of the project, statement of project purpose, basic rationale for the project, a cost/benefit analysis prepared by GPC, estimated project cost, annual cost schedule, and estimated in service date; and

7.              Operating Budget.  Section 1(h)(ii), BUDGETS, SCHEDULES, PLANS AND NOTICES TO BE PROVIDED BY GPC TO THE PARTICIPANTS, and, APPENDIX A — OPERATING BUDGET, of each of the Operating Agreements is hereby amended by:

a.        inserting the following at the end of the first paragraph of the section after the words “shall be based on information reasonably available.”:

By thirty (30) days after GPC approves each draft budget estimate of Operating Costs as a final budget estimate, GPC shall provide a copy of the final budget to each Participant.

b.        Inserting the following at the end of the third paragraph of the section after the words “each Participant’s reasonable review thereof”:

GPC shall also provide to each Participant a monthly report on the total amount of variance between operating budget estimates and actual expenditures.

8.              Testing Schedules.  Section 1(h), Budgets, Schedules Plans AND NOTICES to be provided by GPC to the Participants, of each of the Operating Agreements is hereby amended by inserting the following new subsection (v) at the end of the section:

(v)  Testing Schedules.   By January 15th of each year, GPC shall provide to each Participant its anticipated testing schedule for the year.  Promptly and generally on the schedule per which GPC provides internal notice of the same, GPC shall provide notice to each Participant of any changes to the updated testing schedule. Whenever feasible, the notices of testing schedule shall indicate which Units are schedules to run, load profile, and the scheduled duration of the test(s).

9.              Notice of Violations, Self-Reports, or Claims.  Section 1(h), BUDGETS, SCHEDULES PLANS AND NOTICES TO BE PROVIDED BY GPC TO THE PARTICIPANTS, of each of the Operating Agreements is hereby amended by inserting the following new subsection (vi) at the end of the section:

(vi)   Notices. Promptly after GPC receives notice of or knows of same pertaining to the operation of Plant Wansley  and, excepting any circumstance where immediate notice or disclosure to a governmental authority is necessary, prior to GPC providing notice or disclosure to any governmental authority, GPC shall at a minimum provide each Participant: (i) a copy of any notice, demand, complaint, or claim received by GPC from any governmental authority or third party, (ii) notice of any self-reports to be made, (iii) notice of  known violations of applicable laws, and (iv) notice of any agency investigations, all in order to facilitate timely awareness and receipt of pertinent information concerning the same by the Operating Committee and each Participants’ legal counsel and senior management.

10.       Term.  Section 5(b), TERM, of each of the Operating Agreements is hereby amended by deleting the first sentence of the section in its entirety and inserting the following in lieu thereof:

This Agreement shall become effective upon the Closing provided for in Section 2 of the Ownership Agreement and shall remain in effect with respect to Wansley Unit No. 1 and Wansley Unit No. 2, until April 15, 2041.  GPC shall meet and confer with the Participants with respect to analysis on and decisions to establish projected or firm dates to cease Commercial Operation for either Wansley Unit No. 1 or Wansley Unit No. 2, including, prior to filing, any projected or firm dates which may be filed with any regulatory agency.

11.       Certain Definitions.  Section 9, CERTAIN DEFINITIONS, of each of the Operating Agreements is hereby amended by:

a.              Replacing the definition of “COMMON PROCUREMENT” in subsection (g) thereof with the following definition:

(g) COMMON PROCUREMENT.  “Common Procurement” shall mean, at any time, the procurement of coal by GPC, on its own behalf and as agent for the other Participants in the Common Coal Stockpile and each of the Separate Coal Stockpile Participants which is at the time a Common Procurement Participant.

b.              inserting the following subsection (cc) at the end of the section:

(cc) PRUDENT UTILITY PRACTICE.  “Prudent Utility Practice” shall mean at a particular time any of the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry prior to such time, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired results at the lowest reasonable cost consistent with good business practices, reliability, safety and expedition.  “Prudent Utility Practice” is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be a spectrum of possible practices, methods or acts having due regarding for, among other things, manufacturers’ warranties, the requirements of governmental agencies of competent jurisdiction and the requirements of the Ownership Agreements and Operating Agreements.

12.       Plant Wansley Operating Committee.

a.              Section 10(a), ESTABLISHMENT OF PLANT WANSLEY OPERATING COMMITTEE, of each of the Operating Agreements is hereby amended by:

i.                  inserting the words “and which shall meet no less frequently than one (1) time per calendar quarter” before the period at the end of the first sentence; and

ii.               inserting the following at the end of the section, “GPC shall provide and update the information that is to be reviewed by the Plant Wansley Operating Committee as set forth in Section 10(b)(v).

b.              Section 10(b), RESPONSIBILITIES OF THE PLANT WANSLEY OPERATING COMMITTEE, of each of the Operating Agreements is hereby amended by:

i.                  inserting the words “, periodic review, and updating as needed or desired by the Plant Wansley Operating Committee” after the words “The development of” in the first line of subsections (i), (ii), and (iii); and

ii.               renumbering subsection (iv) to subsection (vi) and inserting the following before the renumbered subsection (vi):

(iv)                        To review operating procedures for the common facilities of Plant Wansley and the adjacent combined cycle facilities prepared by GPC and submitted to the Plant Wansley Operating Committee.

(v)                           To review, comment, and submit questions to GPC for GPC to respond to on Plant Wansley general update and status reports prepared by GPC and submitted to the Plant Wansley Operating Committee.  By way of example, the general update and status reports shall include information at an operations level of detail on performance of each of the Units; major projects, performance, replacement, and maintenance of key equipment; current and anticipated outages; accidents; injuries; property damage or loss; budget, claims, and the like.

13.       Ratification.  The Participants ratify and affirm each of their Operating Agreements as amended by this Third Amendment. Except as expressly set forth in this Third Amendment, all other provisions of the Operating Agreements remain unchanged and in full force and effect.  This Third Amendment may be executed in any number of counterparts and by original, electronic, or facsimile signatures, each of which shall be deemed an original, but all of which together shall constitute one instrument.

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IN WITNESS WHEREOF, the duly authorized representatives of the undersigned Participants have executed this THIRD AMENDMENT under seal as of the Effective Date.

Signed, sealed and delivered in the presence of:	GEORGIA POWER COMPANY

/s/ Lisa Coble	By:	/s/ Ted J. McCullough
Witness	Name:	Ted J. McCullough
	Title:	SVP & Senior Production Officer
/a/ Cheryl K. Smiley
Notary Public	Attest:	/s/ Meredith Lackey
My Commission expires: February 27, 2019	Its:	SVP, General Counsel & Corporate Secretary
(CORPORATE SEAL)

Signed, sealed and delivered in the presence of:	OGLETHORPE POWER CORPORATION (AN ELECTRIC MEMBERSHIP CORPORATION)

/s/ Lori Holt	By:	/s/ Michael L. Smith
Witness	Name:	Michael L. Smith
	Title:	President and Chief Executive Officer
/s/ Jean Wheeler
Notary Public	Attest:	/s/ Kimberly D. Adams
My Commission expires: May 7, 2020	Its:	Secretary
(CORPORATE SEAL)

Signed, sealed and delivered in the presence of:	CITY OF DALTON
acting by and through its Board of Water, Light and Sinking Fund Commissioners (d/b/a Dalton Utilities)

	By:	/s/ Tom Bundros
/s/ Witness	Name:	Tom Bundros
Witness	Title:	Chief Executive Officer

/s/ Megan Hobbs	Attest:	/s/ John Thomas
Notary Public	Its:	Chief Energy Services Officer
My Commission expires: March 21, 2019	(CORPORATE SEAL)